                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
of the Investment Company Act of 1940

[ ]  CHECK  THIS  BOX IF NO  LONGER  SUBJECT  OF  SECTION  16.  FORM 4 OR FORM 5
OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).
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1.  Name and Address of Reporting Person
            Whitney                         Russell                   A
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            (Last)                           (First)               (Middle)

 1612 Cape Coral Parkway Suite A
---------------(Street)---------------------------------------------------------
        Cape Coral                    FL                       33904
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           (City)                        (State)                       (Zip)

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 2. Issuer Name and Ticker or Trading Symbol
      Whitney Information Network, Inc. (RUSS)
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 3. IRS or Social Security Number of Reporting Person
      (Voluntary)
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4. Statement for Month/Year
         May/2002
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 5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

      [ X ] Director                      [ X ] 10% Owner
      [ X ] Officer (give title below)    [ ] Other (specify below)
                  Chairman of the Board and CEO
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 7. Individual or Joint/Group Filing (Check Applicable Line)
      [ X ] Form filed by One Reporting Person
      [   ] Form filed by More than One Reporting Person

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 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

 1. Title of Security          2. Transaction    3. Transaction     4.  Securities Acquired (A) or Disposed of (D)   5. Amount          6. Ownership      7. Nature of
    (Instr. 3)                    Date              Code                (Instr. 3,4 and 5)                              of                 Form:             Indirect
                                                    (Instr. 8)                                                          Securities         Direct (D) or     Beneficial
                                                                                                                        Beneficially       Indirect (I)      Ownership
                                (Month/Day/                                                                             Owned at
                                   Year)                                                                                End of             (Instr. 4)
                                                                                                                        Month
                                                  Code     V              Amount     (A) or        Price                (Instr. 3 & 4)
                                                                                     (D)
-----------------------      -------------------  --------------    -----------------------------------------------  ------------------  ----------------  ---------------

Common Stock                       5/9/02          S                   8,900           D             $2.71             6,619,600              D               Spouse owns 9,350
                                                                                                                           9,350              I                shares
Common Stock                       5/13/02         S                  10,000           D             $2.73
Common Stock                       5/13/02         S                   7,500           D             $2.80
Common Stock                       5/31/02         S                   2,000           D             $2.755
Common Stock                       5/31/02         S                   2,000           D             $3.05

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Response)

NOTE:  TABLE II - NOT APPLICABLE FOR THIS FILING

/s/ Russell A. Whitney                 06/10/2002
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**Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff

(a).  Note:  File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instructio 6 for procedures.